Exhibit 10.11

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (this “Agreement”) is made and entered into by and between Rubicon Global Holdings, LLC, a Delaware limited liability company (the “Company”), and Nathaniel R. Morris, an individual (“Executive”) (Company and Executive collectively referred to as “Parties”, and each individually as a “Party”), effective as of February 9th, 2021 (the “Effective Date”).

Whereas, Executive co-founded the Company and has served as the Chief Executive Officer of the Company for several years and, in that capacity, has been responsible for, among many other things, raising investment capital without incurring the usual and customary fees related to the use of investment banks, developing the Company’s vision as a technology Company, developing and implementing brand strategy and public relations strategies, and recruiting high-profile Board members, investors, executives, and other key talent, thereby significantly increasing the Company’s value;

Whereas, the Parties entered into an Employment Agreement dated August 15, 2018 (the “Prior Agreement”);

Whereas, the Parties wish to amend and restate the Prior Agreement to better reflect Executive’s value to the Company and to resolve a scrivener’s error in the Prior Agreement;

Whereas, the Parties desire to enter into this Agreement in order to provide for the rights and obligations of the Parties with respect to Executive’s employment with the Company following the Effective Date; and

Whereas, the Parties desire to enter into this Agreement in order to ensure that Executive is fairly compensated for Executive’s past, current and future contributions and receives fair market value.

In consideration of the promises and mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Employment and Duties. Pursuant to the terms and provisions of this Agreement, the Company hereby agrees to continue to employ Executive as its Chief Executive Officer and Executive hereby agrees to continue to be employed by the Company in such capacity. Executive shall report to and serve at the discretion of the Company’s Board. The Executive shall have such duties, authority, and responsibility as shall be determined from time to time by the Company’s Board, which duties, authority, and responsibility are consistent with the Executive’s position.

2. Term. The term of Executive’s employment under this Agreement (the “Term”) shall be deemed to have commenced as of the Effective Date and shall continue unless terminated in accordance with Section 7 of this Agreement.

3. Compensation.

(a) Base Salary. For all services to be rendered during the Term, the Company shall pay Executive an annual base salary (“Annual Base Salary”) in the amount of $614,692.52 per year, less applicable withholdings, payable in substantially equal monthly or more frequent installments as is customary under the Company’s normal payroll practices from time to time for its senior management employees. Executive’s Annual Base Salary for any partial year will be pro-rated based upon the actual number of days Executive was employed and provided services in the partial year. The Company’s Compensation Committee shall review Executive’s Annual Base Salary no less frequently than annually, and may adjust upward Executive’s Annual Base Salary from time to time during the Term, in its sole discretion, after taking into account such factors as they deem relevant including, without limitation, changes in the cost of living, Executive’s performance and the performance of the Company. Notwithstanding the foregoing, Executive’s Annual Base Salary shall be increased annually, as August 15, 2021 and each anniversary thereof, by a minimum of fifteen percent (15%) over the prior year’s Annual Base Salary.

(b) Annual Performance Bonus. In addition to discretionary bonuses that the Company’s Board may award to Executive from time to time, Executive shall be eligible to receive an annual performance bonus “Annual Performance Bonus”. Executive’s Annual Performance Bonus target shall be equal to sixty five percent (65%) of Executive’s Annual Base Salary, less required withholdings, and in no event shall the payout of the Annual Performance Bonus paid to Executive be less than thirty percent (30%) of Executive’s Annual Base Salary, less required withholdings, based on achievement of the performance standards as set forth below. The Annual Performance Bonus shall be determined according to the Company’s “Fiscal Year” (currently January 1st to December 31) and shall be paid to Executive in a lump sum payment within three (3) months following the end of the Company’s Fiscal Year (i.e., no later than March 31st) and shall be subject to applicable withholdings. Executive shall be entitled to receive a prorated portion of the Annual Performance Bonus, for which he is otherwise eligible, if Executive is not employed during the entire Fiscal Year on which the Annual Performance Bonus is based, regardless of the reason for Executive’s termination. Executive does not have to be employed by the Company on the date that the Annual Performance Bonus shall be paid in order to be eligible to receive the Annual Performance Bonus. Seventy five percent (75%) of the Annual Performance Bonus shall be determined and awarded based on achievement of Key Performance Indicators (“KPI’s”), as determined by the executive team Compensation Committee for the Fiscal Year. Twenty five percent (25%) of the Annual Performance Bonus shall be awarded according to factors determined in advance by the Compensation Committee in consultation with Executive, which may include, for example: Executive’s leadership and adherence to the Company’s mission and values; capital fundraising; recruiting talent; managing the Company’s Business; and Company achievement of net revenue goals established by the Compensation Committee.

(c) Special Performance Bonus. Immediately upon the completion of a Sale Event or an IPO that is consummated no later than the second anniversary of the Effective Date, the Company shall pay Executive a cash bonus (the “Special Performance Bonus”), less required deductions, determined as follows: (i) two percent (2%) of the Transaction Value if the Transaction Value is at least $1,200,000,000 but is less than $1,500,000,000; (ii) four percent (4%) of the Transaction Value if the Transaction Value is at least $1,500,000,000 but is less than $1,850,000,000; or (iii) six percent (6%) of the Transaction Value if the Transaction Value is $1,850,000,000 or more. The Special Performance Bonus shall be paid by the Company to Executive in a lump sum cash payment on the closing date of the Sale Event or the IPO, as applicable. Executive shall be entitled to receive the Special Performance Bonus regardless of whether he is employed by the Company through completion of the Sale Event or an IPO, unless Executive is terminated for Cause as defined in Section 12(a)(v)(B) or (C) of this Agreement or unless Executive resigns without Good Reason prior to the closing date of the Sale Event or the IPO. If a Sale Event or an IPO does not occur on or before the second anniversary of the Effective Date, Executive and the Company shall negotiate in good faith a replacement arrangement for this Section 3(c).

4. Benefits and Expenses.

(a) Fringe Benefits and Perquisites. During the Employment Period, the Executive shall be entitled to fringe benefits and perquisites consistent with the practices of the Company, and to the extent the Company provides similar benefits or perquisites (or both) to similarly situated executives of the Company.

(b) Health, Life, and Disability Insurance. During the Employment Period, Executive shall be entitled to participate in all employee benefit plans, practices, and programs maintained by the Company for its senior management (including but not limited to medical, disability, and life insurance), to the extent consistent with applicable law and pursuant to the terms of the plans and programs. To the extent not already provided in the foregoing, the Company also shall provide Executive, at Company expense, throughout the Employment Period: (i) term life insurance in the amount of two (2) million dollars (with the beneficiary to be named by Executive) with a reputable carrier; and (ii) short-term and long-term “own occupation” disability insurance (the latter providing no less than 60% earned income replacement through age 65) with a reputable carrier.

(c) Vacation. During the Employment Period, Executive shall be entitled to four (4) weeks of paid vacation during each calendar year and to paid holidays and other paid leave as set forth in the Company’s policies in effect from time to time. The Parties acknowledge Executive’s intensive work and travel schedule and agree that any vacation not used during a calendar year may be carried over to subsequent calendar years, shall not be forfeited, and shall be paid upon termination of employment regardless of the reason for Executive’s termination. The number of paid vacation days in any partial year will be pro-rated based upon the actual number of days Executive was employed in the partial year, shall not be forfeited and shall be paid to Executive upon termination of employment regardless of the reason for Executive’s termination.

(d) Liability Insurance, Indemnification, and Defense. The Company agrees to maintain at least $20,000,000 of (“Director and Officer ‘D&O’ Liability Insurance”) with a reputable carrier at all times during Executive’s employment to cover Executive in his capacity as an officer and director of the Company and any of the Rubicon Affiliates. In addition, the Company agrees to indemnify Executive and hold Executive harmless to the maximum extent allowable for any claim against the Company or Affiliate or against Executive relating to Executive’s employment with the Company, service on the Board, or service for any parent, subsidiary, or Affiliate of the Company or any such entity’s governing or advisory board. Further, in the event of any such claim against Executive, and to the extent not otherwise provided under any applicable insurance policy, the Company shall provide and pay for separate counsel of Executive’s choosing to advise and represent Executive with regard to such claim to the extent separate counsel is deemed appropriate in Executive’s sole discretion.

(e) Expense Reimbursement. The Company will reimburse Executive for all Reasonable Out-of-Pocket Business Expenses, as defined in Section 12(a) of this Agreement, incurred by Executive during the Employment Period in the course of performing Executive’s duties and responsibilities under this Agreement. Executive shall be eligible to travel first class and entitled to reimbursement by the Company for a first class airline ticket for all business-related air travel of four (4) hours or more of scheduled flight time. For reimbursement, Executive must file expense reports with respect to such expenses and such expenses (and expense reports therefor) shall comply with the Company’s written policies in effect at the time such expenses are incurred. However, in the event of a discrepancy between such policies and this Agreement regarding reimbursable expenses, this Agreement shall control. Any such reimbursements shall be paid to Executive no later than December 31 of the year following the year in which the expense was incurred; the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year; and Executive’s right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit. Further, to the extent any reimbursements are deemed taxable to Executive, the Company shall make a gross-up payment to Executive for any applicable taxes with respect to such reimbursements no later than the end of the tax year following the year in which the taxes are remitted.

5. Retention Bonus. The Company has determined that Executive will be necessary to support a planned or unplanned Sale Event. Accordingly, and subject to the terms and conditions below, due to a planned or unplanned Sale Event, or significant corporate reorganization (the “Event”), Executive will be eligible to receive a “Retention Bonus” equal to 100% of his Base Salary, in addition to any other benefits set forth in this Agreement. The Company shall notify Executive in writing of the planned Event and specific Retention Bonus given the Executive’s then-applicable Base Salary, along with expected contributions of the Executive for the transaction (the “Event Notification”). Except as otherwise provided in subsections 5.1 and 5.2, the Retention Bonus will be earned upon issuance of the Event Notification and provided the Executive (a) is in continuous employment during the Event unless Company terminates him for Cause as defined in Section 12(a)(v)(B) or (C), and (b) meets its specific objectives relative to the Event as established in the Event Notification. The Retention Bonus shall be paid within thirty (30) days of the Event’s consummation, subject to standard deductions and withholdings.1

5.1 If Executive incurs a termination of employment due to death after receipt of an Event Notification but prior to payment of the Retention Bonus, the Executive’s Beneficiary shall be paid a pro rata percentage of the Retention Bonus that would become due and owing upon the closing/consummation of the Event based on the date of Executive’s death in relation to the period of time between the date on the Event Notification and the consummation of the Event.

1	It is recognized that not every Event closes or is completed as expected. For the avoidance of doubt, the Company’s obligation to pay the Retention Bonus is established by virtue of issuing the Event Notification, even if the Event does not conclude as expected (i.e., a prospective buyer fails to close as established in a definitive purchase agreement or an IPO is pulled due to changes in market or business conditions).

5.2 If Executive incurs a termination of employment due to Disability after receipt of an Event Notification but prior to payment of the Retention Bonus, the Executive shall be paid a pro rata percentage of the Retention Bonus that would become due and owing upon the closing/consummation of the Event based on the date of Executive’s termination of employment in relation to the period of time between the date on the Event Notification and the consummation of the Event. Notwithstanding the foregoing, if Executive recovers from his Disability and returns to active employment with the Company prior to the first anniversary of his Disability, any Retention Bonus that was unpaid that occurred during the period of the Disability shall be paid on the first payroll date following the date on which the Executive returns to active employment provided that the Event has completed. In addition, for purposes of this subsection 5.2, the Executive will be treated as having been continuously employed by the Company during the period of his Disability.

6. INTENTIONALLY OMITTED.

7. Termination of Employment.

(a) Termination by Either Party: General Provisions. Executive’s employment by the Company shall terminate (i) immediately upon Executive’s death or Disability, (ii) on a date of termination set forth in a written notice of termination delivered to Executive by the Company’s Board for any reason (whether for Cause or without Cause), or (iii) on a date of termination set forth in a written notice of Executive’s resignation delivered to the Company by Executive for any reason (whether for Good Reason or otherwise), which date shall be no less than 30 days after the Company’s receipt of such written notice, unless waived by the Company in writing (the date the Employment Period terminates or expires for any reason is the “Termination Date”). The Company shall pay Executive the following:

(i) Executive’s earned but unpaid Annual Base Salary through the Termination Date, to be paid to Executive on the next regular payroll cycle following the Termination Date, which the Parties agree is due and owing to Executive (and in any event by March 15 of the year following the Fiscal Year in which the termination occurred);

(ii) All Reasonable Out-of-Pocket Business Expenses incurred on or prior to the Termination Date, to be paid to Executive within thirty (30) days from the date the expenses are submitted to the Company (and in any event by March 15 of the year following the Fiscal Year in which the termination occurred);

(iii) All accrued but unused vacation through the Termination Date, to be paid to Executive on the next regular payroll cycle following the Termination Date (and in any event by March 15 of the year following the Fiscal Year in which the termination occurred); and

(iv) Executive’s Annual Performance Bonus (prorated to the extent Executive was not employed during the entire Fiscal Year on which the Annual Performance Bonus is based), to be paid in a cash lump sum as provided in Section 3(b) above.

(b) Termination for Cause or Resignation without Good Reason.

(i) Termination of the Executives employment shall not be deemed to be for Cause unless and until the Company delivers to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the Board (after reasonable written notice is provided to the Executive and the Executive is given an opportunity, together with counsel, to be heard before the Board), finding that the Executive has engaged in the conduct described in Section 12(a). Except for a failure, breach, or refusal which, by its nature, cannot reasonably be expected to be cured, the Executive shall have ten (10) business days from the delivery of written notice by the Company within which to cure any acts constituting Cause; provided however, that, if the Company reasonably expects irreparable injury from a delay of ten (10) business days, the Company may give the Executive notice of such shorter period within which to cure as is reasonable under the circumstances, which may include the termination of the Executive’s employment without notice and with immediate effect.

(ii) If the Company terminates Executive’s employment for Cause, or if Executive terminates his employment with the Company for any reason other than Good Reason, the payments due to Executive shall be limited to the amounts described in Section 7(a) and the amounts described in Section 7(c)(v) to the extent Executive has been terminated for Cause for actions other than as described in Sections 12(a)(v)(C) or (D).

(c) Termination Without Cause or Resignation for Good Reason.

The Executive cannot terminate his employment for Good Reason, as defined in Section 12(a), unless he has provided written notice to the Company of the existence of the circumstances providing grounds for termination for Good Reason within ninety (90) business days of the initial existence of such grounds and the Company has had at least 10 business days from the date on which such notice is provided to cure such circumstances.

(i) If the Company terminates Executive’s employment without Cause, or if Executive resigns for Good Reason, and subject in all events to the provisions of Section 7(d), the Company shall pay Executive the following “Special Separation Payments” on the 60th day following termination (the “Special Separation Payment Date”):

(ii) In addition to but without duplication of those amounts set forth in Section 7(a), an amount equal to eighteen (18) months of Executive’s Annual Base Salary as of the Termination Date, less required deductions, which amount shall be payable by the Company in a lump sum no later than the Special Separation Payment Date, with no reduction, mitigation, or duty to mitigate;

(iii) Executive’s Annual Performance Bonus, less required deductions, in an amount equal to 65% of Executive’s Annual Base Salary as of the Termination; and

(iv) If the Executive timely and properly elects health continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company shall reimburse the Executive for the difference between the monthly COBRA premium paid by the Executive for himself and his dependents and the monthly premium amount paid by similarly situated active executives. Such reimbursement shall be paid to the Executive on the last day of the month immediately following the month in which the Executive timely remits the premium payment. The Executive shall be eligible to receive such reimbursement until the earliest of: (i) the eighteen-month anniversary of the Termination Date; (ii) the date the Executive is no longer eligible to receive COBRA continuation coverage; and (iii) the date on which the Executive receives/becomes eligible to receive substantially similar coverage from another employer or other source. Notwithstanding the foregoing, if the Company’s making payments under this Section 7(c) would violate the nondiscrimination rules applicable to non-grandfathered plans under the Affordable Care Act (the “ACA”), or result in the imposition of penalties under the ACA and the related regulations and guidance promulgated thereunder, the Parties agree to reform this Section 7(c) in a manner as is necessary to comply with the ACA.

(v) Executive shall be entitled to receive the Special Performance Bonus described in Section 3(c) above upon the completion of the Sale Event or IPO, less required deductions, to the extent otherwise payable regardless of whether Executive continues employment through completion of such event, unless Executive is terminated for Cause as defined in Section 12(a)(v)(C) or (D) of this Agreement or unless Executive resigns without Good Reason.

(d) Release. Notwithstanding the foregoing, (A) Executive shall not be entitled to receive any payments or benefits pursuant to Section 5 or Section 7(e) (other than the Special Performance Bonus, if applicable) unless Executive has executed and delivered to the Company a release agreement in form and substance as attached hereto as Exhibit A or otherwise agreed to by the Company and the Executive (the “Release”), and such Release remains in full force and effect, has not been revoked and is no longer subject to revocation, as of the Special Separation Payment Date (sixty (60) days after the Termination Date), and (B) Executive shall be entitled to receive such payments only so long as Executive has not breached any of the provisions of the Release or this Agreement.

(e) Termination on Disability or Death. If at any time during the Employment Period, the Executive has a Disability, as defined in section 12(a), or dies, the Employment Period shall terminate with payments as provided in Section 7(a) and the Company shall continue payment of Executive’s Annual Base Salary during the remainder of the calendar month during which Executive’s death occurs. In the event of termination due to a Disability, Executive shall be entitled to the payments as set forth in Section 7(c), provided that Executive satisfied the definition of Disability and expected to remained disabled during the twelve (12) month period following the Termination Date and executes a Release as provided in Section 7(d) without revocation.

(f) No Other Benefits. Except as otherwise expressly provided in this Agreement or as provided in Company’s employee retirement or other benefit plans with regard to vested benefits as applicable, Executive shall not be entitled to any other salary, bonuses, employee benefits or compensation from the Company after the Termination Date.

(g) Offset. The Company may offset any bona fide amounts that Executive owes the Company against any amounts it owes Executive hereunder.

8. Restrictive Covenants.

(a) Non-Competition/Non-Solicitation. Executive acknowledges that, in the course of the Executive’s service with the Company for the Company’s Business, Executive’s services will be of special, unique and extraordinary value to the Company and its Affiliates. Executive further acknowledges that it is of vital importance for the Company to protect its various trade secrets and confidential information, relationships, good will, and investments in training and other resources, among other assets. Therefore, in further consideration of the Company entering into this Agreement, Executive covenants and agrees that, without limiting any other obligation pursuant to this Agreement, during the Employment Period and for a period of twenty-four (24) months following the Termination Date (the “Restrictive Period”), Executive will not:

(i) provide services, products, or activities similar to those provided by Executive for the Company, in furtherance of any business competitive with the Business of the Company, including, without limitation, to: SLM Waste and Recycling, Discovery Refuse Management, Inc. (d/b/a DRM Waste Management); Quest Recycling Services LLC; Resource Management Group, Inc.; International Environmental Alliance (TEA); Environmental Waste Solutions, LLC (EWS); Ecova, Inc.; New Market Waste Solutions; Waste Harmonics, LLC; Waste Management, Inc.; Republic Services, Inc.; Advanced Disposal, LLC; Clean, HarborsStericycle, Inc.; Progressive Waste Solutions Ltd.; Waste Connections, Inc.; Recology, Inc.; Rumpke Consolidated Companies, Inc.; Casella Waste Systems, Inc.; Waste Industries USA, Inc.; Waste Pro USA, Inc.; WestRock Company; or any affiliate of or successor to any such entity;

(ii) perform any activities or services similar to those provided by Executive for the Company that are competitive with the Business of the Company anywhere within the Territory (other than in the performance of services for the Company);

(iii) engage in ownership or financing of any Person in furtherance of any business that is competitive with the Business of the Company anywhere within the Territory (other than as a passive investor with less than a 1% ownership interest in any such business and otherwise complying with this Section 7(a));

(iv) solicit, attempt to solicit, or hire, directly or by assisting others, any Person who performed services for the Company during the twelve (12) month period prior to the Termination Date to terminate his/her engagement with the Company; or

(v) solicit, or attempt to solicit, directly or by assisting others, any of the Company’s customers with whom Executive had Material Contact during the twelve (12) month period prior to the Termination Date for purposes of providing products or services that are competitive with the Business of the Company.

(b) Confidential Information or Trade Secrets. Executive will have access to and may become familiar with Confidential Information and/or Trade Secrets, and Executive acknowledges that the continued success of the Company depends upon the use and protection of Confidential Information and/or Trade Secrets. Executive agrees that at all times during Executive’s service with the Company and thereafter, Confidential Information and Trade Secrets (a) will be kept confidential by Executive, (b) will be used by Executive solely in the course of, and consistent with, Executive’s performance services for the Company, and (c) without limiting the foregoing, will not be disclosed by Executive to any person other than Executive’s legal counsel, except with the specific prior written consent of the Company in its discretion, and except to the extent disclosure is required by a valid court order or other valid judicial, administrative or regulatory process, or as otherwise required by law. Executive shall take all reasonable and appropriate steps to safeguard Confidential Information and/or Trade Secrets and to protect it against disclosure, misuse, espionage, loss and theft. Executive agrees to deliver to the Company at the end of Executive’s service with the Company, or at any other time the Company may request, all copies and embodiments, in whatever form or media, of memoranda, notes, plans, records, reports and other documents (and all copies thereof), relating to the Business or affairs of the Company (including, without limitation, all Confidential Information and/or Trade Secrets) that Executive may then possess or have under his control.

(c) Board of Managers/Board of Advisors. Executive acknowledges that he may have access to, and that there may be disclosed to such Executive, information of a confidential, nonpublic, proprietary and/or trade secret nature that has great value to the individual members of the Company’s Board because such information is not generally known to business competitors or to the general public (the “Board Confidential Information”). Board Confidential Information does not include information that is in, or has entered, the public domain through no fault of the Executive. During Executive’s service with the Company, and thereafter in perpetuity, and without in any way limiting the provisions of Section 7(b) above, Executive will hold Board Confidential Information in confidence and will not use or disclose Board Confidential Information to anyone other than Executive’s legal counsel or as may be necessary in the performance of Executive’s duties pursuant to this Agreement and as may be consistent with the purpose for which such Board Confidential Information was disclosed to Executive, except to the extent disclosure is required by a valid court order or other valid judicial, administrative or regulatory process, or as otherwise required by law.

(d) Property. All files, records, memoranda, notes, or other documents reasonably relating to the Business of the Company, whether prepared by Executive or otherwise coming into his possession, and whether constituting Confidential Information, Board Confidential Information, or otherwise, in any and all forms and media, including, without limitation, all letters, memoranda, reports, notes, notebooks, books of account, data, drawings, prints, plans, specifications, and all other documents or writings, including those documents or writings on electronic data storage devices, and all copies thereof containing or relating to such information, shall be immediately delivered to the Company and not retained by Executive upon the termination of Executive’s service with the Company, or upon the Company’s request, and shall at all times be and remain the sole and exclusive property of the Company.

(e) Intellectual Property. With respect to Intellectual Property made or conceived by Executive reasonably relating to the Business of the Company, whether or not during the hours of his service with the Company or with the use or assistance of Company Facilities, Materials, or Personnel, either solely or jointly with others during the Employment Period:

(i) During the Employment Period, Executive shall inform the Company promptly and fully of all such Intellectual Property by written reports, setting forth in detail the procedures employed and the results achieved. Executive shall submit a report promptly after completion of any studies or research projects, whether or not in Executive’s opinion a given project has resulted in any Invention;

(ii) Executive hereby assigns and agrees to assign to the Company all of his right to and title and interest in all Intellectual Property, including Inventions, and to applications for United States and foreign letters patent and United States and foreign letters patent granted upon such Inventions and to all copyrightable material reasonably related thereto, without royalty or other additional consideration beyond that set forth in this Agreement;

(iii) Executive agrees for himself and his heirs, personal representatives, successors, and assigns, upon request of the Company, at all times to do such acts, such as giving testimony in support of the Executive’s inventorship, and to execute and deliver promptly to the Company such papers, instruments, and documents, without expense to him, as from time to time may be necessary or useful in the Company’s opinion to apply for, secure, maintain, reissue, extend, or defend the Company’s worldwide rights in the Intellectual Property or in any or all U.S. letters patent and in any and all letters patent in any country foreign to the United States, so as to secure to the Company the full benefits of the Inventions or discoveries and otherwise to carry into full force and effect the text and the intent of the assignment set out in Section 8(e)(ii) above, without royalty or other additional consideration beyond that set forth in this Agreement;

(iv) The Executive hereby appoints the Company as his attorney-in-fact to execute on his behalf any assignments or other documents deemed necessary by the Company to protect or perfect its rights to any Intellectual Property; and

(v) Executive warrants and represents to the Company that he is not subject to any agreement or policy inconsistent with the Agreement regarding Intellectual Property set forth herein. Executive agrees not to conduct any research or other work subject to this Agreement other than at the Company’s facilities.

(f) Shop Right. Notwithstanding any provision of this Agreement creating greater rights, the Company shall have the royalty-free right to use in its Business, and to make, have made, use, sell, and import products, processes, and services derived from any inventions, discoveries, concepts, and ideas, whether or not patentable, including but not limited to processes, methods, formulae, techniques, as well as improvements thereof and know-how related thereto, as well as trade secrets, trademarks, trade dress and copyrights that are not Intellectual Property as defined herein, but that are made or conceived by Executive during his service with the Company or with the use or assistance of the Company’s Facilities, Materials, or Personnel. Notwithstanding the foregoing or any other provision in this Agreement, and for purposes of clarity and not limitation, Executive shall not be limited or restricted with respect to his use of information about Executive’s childhood, background, upbringing, life experiences, education, personal, religious, or political opinions or views, his mentors or mentees, his involvement with non-profit organizations, global organizations, thought leaders, educational institutions or forums, environmental organizations, and his personal story about his investment, involvement, vision, growth, development and expansion of the Company or observations or insights about business, leadership, success, or other general topics (“Executive’s Insights”).

(g) Ownership; Goodwill. Executive acknowledges and agrees that the Company’s Business and services are highly specialized; that its Confidential Information and/or Trade Secrets are not generally known and are secret; that the Company has provided and will provide such Executive with access to information about the Company’s counterparties, vendors, sales partners, clients, actual and potential developments, business lines or acquisitions, which is Confidential Information and/or a Trade Secret; and that the value of this Confidential Information and/or Trade Secrets cannot adequately be compensated by damages in an action at law; that the Company has earned goodwill with its counterparties, vendors, sales partners and clients; that the Company has provided and will continue to provide Executive with the Company’s goodwill for use in developing relationships for the Company; that Executive could not develop these relationships without using the Company’s goodwill; that this goodwill is valuable; that the Company is the owner of the goodwill; and that the value of this goodwill cannot adequately be compensated by damages in an action at law.

(h) Blue-Pencil; Modification. If, at the time of enforcement of this Section 8, a court of competent jurisdiction shall hold that the duration, scope or territory restrictions are unreasonable under circumstances then existing, then the Parties agree that the court may modify such terms in conformity with applicable law to the extent necessary to render such restrictions reasonable and enforceable under applicable law. The Parties intend that the provisions of this Agreement be enforced to the fullest extent permitted by applicable law and modified only to the extent necessary for enforcement.

9. Enforcement; Additional Acknowledgements. The Parties hereto agree that, in the event of a breach by the other Party of any of the provisions of this Agreement, the non-breaching Party (and its Affiliates) would suffer irreparable harm and money damages would be an inadequate remedy therefor, and in addition and supplementary to other rights and remedies, the non-breaching Party shall be entitled to seek specific performance and/or injunctive or other equitable relief from a court of competent jurisdiction in order to enforce or prevent any violations of the provisions hereof, as well as recovery of its costs and reasonable attorneys’ fees. Nothing herein shall be construed as prohibiting the non-breaching Party from pursuing any other remedies available to it for such breach or threatened breach including the recovery of damages from the breaching Party. Each Party waives any requirements that a Party seeking an injunction post a bond or any other security.

10. Survival. Certain provisions in this Agreement, in accordance with their terms, shall survive the termination of this Agreement and the Employment Period.

11. Notices. Any notice provided for in this Agreement must be in writing and may be sent electronically via email or personally delivered, mailed by certified first class mail (postage prepaid and return receipt requested), or sent by overnight courier service (with a tracking number and charges prepaid) to the recipient at the address below indicated:

If to the Company:

Rubicon Global Holdings, LLC
950 East Paces Ferry Road, Suite 1900
Atlanta, GA 30326
Attn: General Counsel, Personal & Confidential

If to Executive:

Nathaniel R. Morris
5913 Marina View Court
Prospect, Kentucky 40059

or such other address or to the attention of such other persons as the recipient Party shall have specified by prior written notice to the sending Party. Any notice under this Agreement shall be deemed to have been given when so electronically sent or personally delivered, five (5) days after deposit in the U.S. mail, or the next business day if sent for overnight delivery by an overnight courier service (such as UPS or FedEx).

12. General Provisions.

(a) Definitions. For the purposes of this Agreement, the following terms have the meanings set forth below:

(i) “Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where control means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.

(ii) “Board” or “Board of Managers” means the Board or Board of Managers of the Company as constituted under the Operating Agreement.

(iii) “Board of Advisors” means the Board of Advisors of the Company as constituted under the Operating Agreement.

(iv) “Business” means the municipal solid waste business.

(v) “Cause” means any of the following after the Effective Date:

(A) the Executive’s willful engagement in dishonesty, illegal conduct, or gross misconduct, which is, in each case, is materially injurious to the Company or its affiliates; (B) the Executive’s embezzlement, misappropriation, or fraud, whether or not related to the Executive’s employment with the Company; (C) the Executive’s conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent) or a crime that constitutes a misdemeanor involving dishonesty which has a material effect on the Company or its Affiliate; (D) the Executive’s willful unauthorized disclosure of Confidential Information (as defined below) which has a material effect on the Company of its Affiliate; or (E) Executive’s violation of the confidentiality restrictions or any violation of the Company’s non-solicit or non-compete restrictions applicable to Executive. “Cause” shall only be met provided that any basis for “Cause” shall have occurred on or after the Effective Date and, further, that the Company notifies Executive in writing of the particularities of such condition within ninety (90) days of the Company’s initial knowledge of its existence, and such condition continues without cure at the conclusion of a period of thirty (30) days following the Company’s written notice of the same to Executive.

For purposes of this provision, no act or failure to act on the part of the Executive shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company.

(vi) “Company Facilities, Materials, or Personnel” means facilities, materials, or personnel owned, leased, occupied, or controlled by the Company, or any of its successors and assigns, and any of its present or future Affiliates, as well as the facilities, materials, or personnel of third parties rented, leased, or otherwise hired by the Company for the conduct of aspects of the Business of the Company.

(vii) “Compensation Committee” means the committee established pursuant to the Operating Agreement and compensation charter as approved by the Board on February 15, 2018, as amended.

(viii) “Confidential Information” means data and information as defined in O.C.G.A. §§13-8-51(3), in any form or media, including, without limitation, all plans, products, and services, including, without limitation, relating to research, development, inventions, manufacturing, purchasing, accounting, engineering, marketing, merchandising, selling, source codes, software programs, computer systems, logos, designs, graphics, writings or other materials, algorithms, formulae, works of authorship, techniques, documentation, models and systems, products, sales and pricing techniques, procedures, inventions, products, improvements, modifications, methodology, processes, concepts, records, files, memoranda, reports, plans, proposals, price lists, services, client, customer and supplier lists, client, customer and supplier information or financing, of the Company, or any of its successors and assigns, and any of its present or future Affiliates, disclosed to or known by the Executive as a consequence of or through his engagement by the Company. Confidential Information does not include information that is in, or has entered, the public domain through no fault of the Executive. Confidential Information also does not include Executive’s Insights as defined elsewhere in this Agreement.

(ix) “Disability” shall be deemed to have occurred if, as a result of incapacity due to physical or mental illness, Executive is considered disabled under the Company’s long-term disability insurance plans or, in the absence of such plan, Executive has been unable, for a period of six (6) months within any twelve (12) month period, to perform the essential duties of Executive’s position even with reasonable accommodations of such disability or incapacity provided by the Company or if providing such accommodations would be unreasonable, all as determined by a medical doctor selected by the Company. Executive shall cooperate reasonably and in all material respects with the Company if a question arises as to whether Executive has a Disability (including, without limitation, submitting to an examination by such medical doctor or such other health care specialists selected by the Company and authorizing such medical doctor or such other health care specialist to discuss Executive’s condition with the Company).

(x) “Good Reason” means (A) reduction in Executive’s Annual Base Salary (other than a reduction in Base Salary applicable to the Company’s executive officers generally), (B) a material reduction in the Executive’s Annual Performance Bonus; (C) a relocation of the Executive’s principal place of employment by more than 50 miles of Metro Atlanta; (D) a material breach by the Company of any of the other terms or provisions of this Agreement; provided that Executive notifies the Company in writing of such condition within ninety (90) days of Executive’s initial knowledge of its existence, and such condition continues without cure at the conclusion of a period of thirty (30) days following Executive’s written notice of the same to the Company; (v) the Company’s failure to obtain an agreement from any successor to the Company to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no succession had taken place, except where such assumption occurs by operation of law; (E) the Company’s failure to nominate the Executive for election to the Board and to use its best efforts to have him elected and reelected; (F) a material, adverse change in the Executive’s position, title, authority, duties, or reporting responsibilities (other than in connection with a Sale Event or an IPO and other than temporarily while the Executive is physically or mentally incapacitated or as required by applicable law); or (G) a material adverse change in the reporting structure applicable to the Executive.

(xi) “Intellectual Property” means Trade Secrets, trademarks, trade dress, copyrights, Inventions, discoveries, concepts, and ideas, whether patentable or not, including but not limited to processes, methods, formulae, software, techniques, as well as improvements thereof or know-how related thereto concerning any present or prospective activities of the Company, or any of its successors and assigns, and any of its present or future subsidiaries, or organizations controlled by, controlling, or under common control with the Company, with which the Executive becomes acquainted as a result of his engagement by the Company. Intellectual Property does not include Executive’s Insights as defined elsewhere in this Agreement.

(xii) “Invention” means inventions, discoveries, concepts, and ideas, whether patentable or not, including but not limited to processes, methods, formulae, software, techniques, as well as improvements thereof or know-how related thereto concerning any present or prospective activities of the Company, or any of its successors and assigns, and any of its present or future subsidiaries, or organizations controlled by, controlling, or under common control with the Company, with which the Executive becomes acquainted as a result of his engagement by the Company. Invention does not include Executive’s Insights as defined elsewhere in this Agreement.

(xiii) “IPO” has the meaning specified in the Operating Agreement.

(xiv) “Material Contact” exists between Executive and each customer or potential customer: (i) with whom Executive dealt; (ii) whose dealings with the Company were coordinated or supervised by Executive; (iii) about whom Executive obtained Confidential Information in the ordinary course of business as a result of Executive’s association with the Company; or (iv) who receives products or services authorized by the Company, the sale or provision of which resulted in compensation, commissions or earnings within two years prior to the date of Executive’s Termination Date.

(xv) “Operating Agreement” means that certain Seventh Amended and Restated Operating Agreement of Rubicon Global Holdings, LLC, dated April 27, 2018, as amended on July 2, 2019, as it may be further amended from time to time and at any time.

(xvi) “Person” means an individual, a company, a corporation, an association, a partnership, a joint venture, a limited liability company or partnership, an unincorporated trade or business enterprise, a trust, an estate, or a government (national, regional or local) or an agency, instrumentality or official thereof.

(xvii) “Reasonable Out-of-Pocket Business Expenses” means in addition to those business and travel expenses allowed and pursuant to the Company’s Travel & Expense Reimbursement Policy, first class airline tickets for all air travel over four (4) hours of scheduled air travel; and travel expenses incurred by Executive to/from his residence in Kentucky eight (8) times per year.

(xviii) “Sale Event” means (i) the transfer of all or substantially all of the Company’s assets, (ii) a consolidation, merger, acquisition, or other transaction (or series of related transactions) in which the holders of the voting power of the outstanding units of the Company immediately prior to such transaction hold less than a majority in voting power of the outstanding equity securities of the Company or the surviving or resulting Person, as the case may be, immediately following such transaction, or (iii) a grant of an exclusive license to all or substantially all of the intellectual property that constitutes an effective disposition of such intellectual property. In addition, a Sale Event includes a transaction pursuant to which a special purpose acquisition company or other similar vehicle merges with or otherwise acquires an ownership interest in the Company or its operating subsidiaries, whether by merger, purchase or otherwise.

(xix) “Territory” means North America.

(xx) “Trade Secret” is defined in O.C.G.A. §10-1-761(4) and means any Confidential Information described above without regard to form which: (i) is not commonly known by or available to the public; (ii) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by other persons who can obtain economic value from its disclosure or use; and (iii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. The Defend Trade Secrets Act of 2016 provides immunity from state and federal civil or criminal liability for Employee if Employee discloses a trade secret: (a) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, but in either case only if the disclosure is solely for the purpose of reporting or investigating a suspected violation of law; or (b) in a complaint or other document filed with a court in a lawsuit or other proceeding, if the filing of that document is made under seal, and any other disclosure of the trade secret Employee makes is only as allowed by the court.

(xxi) “Transaction Value” means the total amount of the consideration paid by the buyer(s) or merger partner(s) (as applicable) in connection with a Sale Event, or the value of the Company at the time of an IPO, in each case prior to any fees or expenses, as applicable.

(b) Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein. The Parties agree that a court of competent jurisdiction making a determination of the invalidity or unenforceability of any term or provision of this Agreement shall have the power to reduce the scope, duration or area of any such term or provision, to delete specific words or phrases from any such term or provision, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.

(c) Complete Agreement. This Agreement and those documents expressly referred to herein embody the complete agreement and understanding between the Parties and supersedes and preempts any prior understandings or agreements by or between the Parties, written or oral (including the Prior Agreement and those based on prior conduct), regarding the subject matter of this Agreement.

(d) Counterparts. This Agreement may be executed in separate counterparts (including by means of facsimile and electronic transmission in portable document format (pdf) or other electronic transmission), each of which is deemed to be an original and all of which taken together shall constitute one and the same agreement.

(e) Affiliates, Successors and Assigns. This Agreement shall inure to the benefit of and be enforceable by the Company and its Affiliates, successors and assigns, including and may be assigned by the Company or its successors or assigns without the consent of Executive (without causing a termination of Executive’s employment). The Company’s Board of Managers are third-party beneficiaries of and have the right to enforce the terms and provisions of Section 8(c) of this Agreement. The Parties intend this Agreement to be enforceable and to survive a Sale Event or an IPO.

(f) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia without giving effect to the choice of law provisions thereof The Trade Secrets and Confidential Information protected by this Agreement shall be subject to protection and seal to the full extent contemplated by the laws of the State of Georgia.

(g) Waiver of Jury Trial. As a specifically bargained for inducement for each of the Parties to enter into this Agreement (after having the opportunity to consult with counsel), each Party expressly waives, to the maximum extent allowed by applicable law, the right to trial by jury in any lawsuit or proceeding relating to or arising in any way from this Agreement or the matters contemplated hereby.

(h) Arbitration. Except for claims seeking injunctive or other provisional relief to avoid irreparable damage (which claims the Parties agree shall only be brought in a court of competent jurisdiction in Fulton County, Georgia), any dispute, controversy or claim arising under or relating to this Agreement or any breach or threatened breach hereof (an “Arbitrable Dispute”) shall be resolved exclusively by final and binding arbitration in the State of Georgia pursuant to the American Arbitration Association’s Employment Arbitration Rules before a JAMS arbitrator. The Parties agree that they will keep confidential the substance and result of any arbitration between the Parties.

(i) Any Party may demand that any Arbitrable Dispute be submitted to binding arbitration. The demand for arbitration shall be in writing, shall be served on the other Party in the manner prescribed herein for the giving of notices, and shall set forth a short statement of the factual basis for the claim, specifying the matter or matters to be arbitrated.

(ii) Except as otherwise provided herein or under applicable law or rules, the Arbitrators shall award the prevailing Party in any Arbitrable Dispute (i) reimbursement of such prevailing Party’s reasonable pre-award expenses of the arbitration, including reasonable travel expenses, out-of-pocket expenses, witness fees, and reasonable attorney’s fees and expenses; and (ii) any fees and expenses of the Arbitrators incurred by the prevailing Party

INITIALS TO THIS ARBITRATION PROVISION:

Initials of Executive:     NRM

Initials of Company’s Representative:     MH

(i) Corporate Opportunity. During the Employment Period, Executive shall submit to the Company all business, commercial and investment opportunities or offers presented to Executive or of which Executive becomes aware which relate to the Business of the Company or its direct or indirect subsidiaries at any time during the Employment Period (“Corporate Opportunities”). During the Employment Period, unless approved by the Board, Executive shall not accept or pursue, directly or indirectly, any Corporate Opportunities. Corporate Opportunities do not include personal opportunities relating to Executive’s Insights. The Parties agree that the Company, its Affiliates, successors, assigns, Board, Board of Managers, or the Board of Advisors, do not have any rights, claims, or ownership interests whatsoever in Executive’s Insights or personal opportunities that are not Corporate Opportunities.

(j) Construction. The Parties agree that all Parties participated in the preparation and negotiation of this Agreement and that no provision in this Agreement shall be construed against any Party as the drafter thereof.

(k) Executive’s Cooperation. During the Employment Period and thereafter, Executive shall reasonably cooperate with the Company, at the Company’s sole expense, in any internal investigation, any administrative, regulatory or judicial investigation or proceeding or any dispute with a third party as reasonably requested by the Company or any Affiliate (including, without limitation, Executive being available during normal business hours to the Company or its Affiliates upon reasonable notice for interviews and factual investigations, appearing at the Company’s request to give testimony without requiring service of a subpoena or other legal process, providing to the Company all pertinent information and all relevant documents which are or may come into Executive’s possession, all at times and on schedules that are reasonably consistent with Executive’s other permitted activities and commitments), provided that after the Employment Period, such activities shall be subject to the payment by the Company of reasonable compensation for the time and services of the Executive as well as reimbursement of reasonable travel and related expenses.

(l) Amendment and Waiver. The provisions of this Agreement may be amended and waived only with the prior written consent of the Parties, and no course of conduct or course of dealing or failure or delay by any Party hereto in enforcing or exercising any of the provisions of this Agreement, including, without limitation, the Company’s right to terminate the employment of Executive for Cause, shall affect the validity, binding effect or enforceability of this Agreement or be deemed to be an implied waiver of any provision of this Agreement.

13. Compliance with Code Section 409A. This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (“the Code”) or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible.

(a) Specified Employees. If Executive is a “specified employee,” as such term is defined within the meaning of Section 409A of the Code, any payments or benefits payable or provided as a result of the Executive’s termination of employment (to the extent such payments or benefits are subject to and not exempt from Section 409A of the Code) that would otherwise be paid or provided prior to the first day of the seventh (7th) month following such termination (other than due to death) shall instead be paid or provided on the earlier of (i) the date that is six (6) months and one (1) day following the Executive’s termination, (ii) the date of the Executive’s death, or (iii) any date that otherwise complies with Section 409A of the Code. In the event that Executive is entitled to receive payments during the suspension period provided under this Section, the Executive shall receive the accumulated benefits that would have been paid or provided under this Agreement within the suspension period on the earliest day that would be permitted under Section 409A of the Code. In the event of any delay in payment under this provision, the deferred amount shall bear interest at the prime rate (as stated in the Wall Street Journal) in effect on his termination date until paid.

(b) Reimbursement Payments. To the extent required by Section 409A, each reimbursement or in-kind benefit provided under this Agreement shall be provided in accordance with the following:

(i) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during each calendar year cannot affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year;

(ii) any reimbursement of an eligible expense shall be paid to the Executive on or before the last day of the calendar year following the calendar year in which the expense was incurred; and

(iii) any right to reimbursements or in-kind benefits under this Agreement shall not be subject to liquidation or exchange for another benefit.

(c) Separation from Service. For purposes of this Agreement, any reference to “termination” of the Executive’s employment shall be interpreted consistent with the meaning of the term “separation from service” in Section 409A(a)(2)(A)(i) of the Code and no portion of the Severance Payments shall be paid to the Executive prior to the date he incurs a “separation from service.”

(d) Installment Payments. For purposes of Section 409A of the Code, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment shall only be made upon a “separation from service” under Section 409A. All payments made under this Agreement (whether severance payments or otherwise) will be treated as a right to receive a series of separate payments and, accordingly, each installment payment under this Agreement will at all times be considered a separate and distinct payment. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A, and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by the Executive on account of non-compliance with Section 409A.

(e) General. Notwithstanding anything to the contrary in this Agreement, it is intended that the severance benefits and other payments payable under this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Code, and this Agreement will be construed to the greatest extent possible as consistent with those provisions. The commencement of payment or provision of any payment or benefit under this Agreement shall be deferred or not be deferred (as the case may be) to the minimum extent necessary to prevent the imposition of any excise taxes or penalties on the Company or Executive.

14. Tax Gross-ups. Any tax gross-up payments provided under this Agreement shall be paid to the Executive on or before December 31 of the calendar year immediately following the calendar year in which the Executive remits the related taxes.

15. Code Section 280G.

(a) If any of the payments or benefits received or to be received by the Executive (including, without limitation, any payment or benefits received in connection with a change in control or the Executive’s termination of employment, whether pursuant to the terms of this Agreement or any other plan, arrangement, or agreement, or otherwise) (all such payments collectively referred to herein as the “280G Payments”) constitute “parachute payments” within the meaning of Section 280G of the Code and will be subject to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), the Company shall pay to the Executive, no later than the time such Excise Tax is required to be paid by the Executive or withheld by the Company, an additional amount equal to the sum of the Excise Tax payable by the Executive, plus the amount necessary to put the Executive in the same after-tax position (taking into account any and all applicable federal, state, and local excise, income, or other taxes at the highest applicable rates on such 280G Payments and on any payments under this section or otherwise) as if no Excise Tax had been imposed.

(b) All calculations and determinations under this section shall be made by an independent accounting firm or independent tax counsel appointed by the Company (the “Tax Counsel”) whose determinations shall be conclusive and binding on the Company and the Executive for all purposes. For purposes of making the calculations and determinations required by this section, the Tax Counsel may rely on reasonable, good faith assumptions and approximations concerning the application of Section 280G and Section 4999 of the Code. The Company and the Executive shall furnish the Tax Counsel with such information and documents as the Tax Counsel may reasonably request in order to make its determinations under this section. The Company shall bear all costs the Tax Counsel may reasonably incur in connection with its services.

16. Entire Agreement; Reasonable and Necessary; Severability; Enforceability; Non-Waiver. Except for those provisions in other agreements expressly referenced in this Agreement, this Agreement constitutes the entire agreement between Executive and the Company regarding the terms of Executive’s employment with the Company and the termination thereof and supersedes any other prior written or oral understandings. The terms and provisions of this Agreement are severable and if any term or provision is held to be unenforceable, it shall be enforced to the maximum extent allowable under the law and reformed or severed to the minimum extent necessary to render it or the Agreement enforceable. Any such alteration shall not affect the validity and enforceability of any other term or provision. Executive acknowledges that the obligations contained in this Agreement are not indivisible to any extent but are fully divisible and reformable or severable as legally necessary whether through alteration of a word, clause or sentence. The Company’s failure to act upon any breach of this Agreement or waiver of any such breach shall not constitute a waiver of any preceding or succeeding breach, or of any other right. Notwithstanding any other clauses to the contrary in this Agreement, both Parties agree as of the Effective Date, the Company does not have Cause, and the Executive does not have Good Reason, to terminate this Agreement, and both Parties agree to waive and release the other from any and all claims, damages, demands, causes of action, both in law and in equity, known or unknown, that could have been brought or could in the future be brought by one Party against the other in connection with Executive’s employment by Company for matters arising prior to the Effective Date, with the exception of violations of Company’s Code of Conduct for fraud which, for clarity, are not waived or released. Nothing in this clause is intended to waive Executive’s right to recover, or for Company to pay Executive, compensation due as of the Effective Date (i.e., annual compensation, annual bonus, equity awards, etc.) or reimbursement of reasonable business expenses incurred prior to the Effective Date.

[Signature page follows]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement under seal on the date first written above.

COMPANY:

Rubicon Global Holdings LLC

By:	/s/ Michael Heller
Michael Heller
Title:	Chief Administrative & People Officer

EXECUTIVE:

/s/ Nathaniel R. Morris
Nathaniel R. Morris

EXHIBIT A to Amended and Restated Employment Agreement

Form of Release

(See Attached)

RELEASE AGREEMENT

This Release Agreement (hereinafter the “Agreement”) is made and entered into by and between Rubicon Global Holdings, LLC, a Delaware limited liability company (the “Company”), and Nathaniel R. Morris (“Employee”), on the date fully executed by the Company and Executive below. This Agreement is entered into pursuant that certain Amended and Restated Employment Agreement, dated _________, 2021, between Company and Executive (the “Employment Agreement”).

W I T N E S S E T H:

WHEREAS, Employee’s employment with the Company has ended as of the Separation Date (as defined below in Paragraph 1); and

WHEREAS, Employee and the Company desire to resolve any and all matters arising from Employee’s employment and/or separation on mutually satisfactory terms as set forth herein;

NOW, THEREFORE, in consideration of the terms and mutual promises set forth herein, the parties agree as follows:

1. Separation Date. Executive’s employment will end effective _______________ (the “Separation Date”).

2. Separation Payment. In consideration of the covenants and agreements by Employee as described in this Agreement, including, without limitation, the covenants set forth in Paragraphs 4, 5, 6, and 7 and the releases as set forth in Paragraph 3, the Company agrees to make payment to the Employee as provided in the Employment Agreement. Employee acknowledges and agrees that Employee would not receive all such payment except for Employee’s execution of this Agreement and the fulfillment of the promises contained herein. Employee further acknowledges and agrees that, except for payments conditioned on his execution of this Agreement, Employee has received payment in full for all of the compensation, wages, benefits and/or payments of any kind otherwise due and payable from the Company as of the Effective Date, including, but not limited to compensation, bonuses, commissions, lost wages, expense reimbursements, payments to benefit plans, unused, accrued vacation, leave, and personal time, severance, sick pay or any other payment or benefit under a Company plan, program, policy, practice or promise. The payments described in this Paragraph are expressly contingent upon the Employee’s full compliance with the terms of this Agreement and the Employment Agreement. Should Employee fail to fully comply with the terms of this Agreement or the Employment Agreement, Employee shall forfeit rights to any of the payments described in this Paragraph, and Employee shall immediately return to the Company any payments already made pursuant to this Paragraph.

3. Release of Claims. In consideration of the promises and payments set forth herein, and as a material inducement for the parties to enter into this Agreement, the parties state as follows:

(a) Employee hereby unconditionally releases, acquits, and forever discharges the Company and its subsidiaries, affiliates, estates, divisions, successors, insurers and assigns, attorneys and all of their owners, stockholders, general or limited partners, agents, directors, managers, officers, trustees, representatives, employees, the subrogees of all of the above, and all successors and assigns thereof (collectively, the “Releasees”), from any and all claims, charges, complaints, demands, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, entitlements, costs, losses, debts, and expenses (including attorneys’ fees and legal expenses) of any nature whatsoever, known or unknown, which Employee now has, had, or may hereafter claim to have had against the Releasees and/or any of them by reason of any matter, act, omission, transaction, occurrence, or event that has occurred or is alleged to have occurred up to and including the Effective Date of this Agreement; provided, however, that the foregoing Release is not intended to and shall not release (i) any claims Employee may have to indemnification pursuant to the Company’s Certificate of Formation, Operating Agreement or the Delaware Limited Liability Company Act (including any amendments), (ii) any rights Employee may have pursuant to any policies of insurance maintained by the Company, (iii) any rights Employee may continue to have pursuant to any Incentive Unit Grant Agreement to which Employee is a party, the Rubicon Global Holdings, LLC Profits Participation Plan or the Sixth Amended and Restated Operating Agreement of the Company, as amended, to the extent Employee continues to be a member of the Company following the Separation Date, (iv) any rights Employee has in respect of the Special Performance Bonus under Section 3(c) or Section 7 of the Employment Agreement, (v) any benefit plans maintained by the Company, (vi) any right to enforce the provisions of this Agreement or the Employment Agreement, or (vii) any claims or rights that are not releasable under applicable law.

(b) This Release includes a knowing and voluntary waiver and release of any and all claims including, but not limited to, claims for nonpayment of wages, overtime or bonuses or other claims pursuant to the Fair Labor Standards Act, breach of contract, fraud, loss of consortium, emotional distress, personal injury, injury to reputation, injury to property, intentional torts, negligence, wrongful termination, constructive discharge, retaliation, discrimination, harassment, non-payment of equity in the Company, and any and all claims for recovery of lost wages or back pay, fringe benefits, pension benefits, liquidated damages, front pay, compensatory and/or punitive damages, attorneys’ fees, injunctive or equitable relief, or any other form of relief under any federal, state, or local constitution, statute, law, rule, regulation, judicial doctrine, contract, or common law. Employee specifically agrees that, except for payments conditioned on his execution of this Agreement, Employee has been paid all overtime, bonuses, wages or other monies due and payable to Employee as of the Effective Date of this Agreement. Specifically included, without limitation, in this waiver and release is a knowing and voluntary waiver and release of all claims of employment discrimination, including but not limited to disability discrimination, harassment, retaliation or any other claims under the Americans With Disabilities Act; any claims under the Americans With Disabilities Act Amendments Act of 2008; any claims under Title VII of the Civil Rights Act of 1964 and the Civil Rights Act of 1991; any claims under the Age Discrimination in Employment Act; any claims under the National Labor Relations Act; any claims under the Fair Labor Standards Act; any claims under the Family and Medical Leave Act; any claims under the Occupational Safety and Health Act; any claims under the Employee Retirement Income Security Act of 1974; any claims under The Lilly Ledbetter Fair Pay Act of 2009; any and all federal or state laws pertaining to employment or employment benefits, based on any federal, state, or local constitution, statute, law, rule, regulation, judicial doctrine, contract, or common law, or other theory arising out of any matter, act, omission, transaction, occurrence, or event that has occurred or is alleged to have occurred up to and including the Effective Date of this Agreement. Executive further agrees not to accept, recover, or receive any monetary damages or any other form of relief which may arise out of or in connection with any administrative remedies which may be filed or pursued independently by any governmental agency or agencies, whether federal, state or local or in connection with any legal action pursued by other individuals against the Company and any and all claims for attorney’s fees and costs. However, nothing in this Agreement shall be construed to prohibit Executive from filing a charge or complaint with the Equal Employment Opportunity Commission, or its state equivalent agency; or participating in any investigation or proceeding conducted by the Equal Employment Opportunity Commission, or its state equivalent agency.

(c) Employee expressly acknowledges that this Agreement may be pled as a complete defense and may bar any and all claims, known or unknown, against any or all the Releasees based on any matter, act, omission, transaction, occurrence, or event that has occurred or is alleged to have occurred up to and including the Effective Date of this Agreement.

(d) Employee acknowledges that this general release extends also to claims that Employee does not know or suspect to exist in Employee’s favor at the time of executing this Agreement which, if known by Employee, might have materially affected Employee’s decision to execute this Agreement. Employee hereby knowingly and voluntarily waives and relinquishes all rights and benefits which Employee may have under applicable law with respect to such general release provisions.

4. Release of Claims under the Age Discrimination in Employment Act (“ADEA”) and Older Workers Benefit Protection Act (“OWBPA”). EMPLOYEE UNDERSTANDS THAT HE MAY TAKE UP TO TWENTY ONE (21) DAYS TO CONSIDER WHETHER OR NOT HE DESIRES TO ENTER INTO THIS AGREEMENT. Employee understands that the consideration he receives for this Agreement is in addition to that to which he was already entitled. Employee represents and warrants that he was not coerced, threatened or otherwise forced to sign this Agreement, and that his signature appearing hereinafter is genuine. Employee further represents and acknowledges that, in executing this Agreement, he does not rely and has not relied upon any representation or statement made by any of the Company’s agents, representatives, or attorneys with regard to the subject matter, basis, or effect of this Agreement, other than the written representations contained herein. Employee is advised to seek his own counsel regarding executing this Agreement. Employee understands that he may revoke this Agreement by notifying counsel for the Company, ____________________ (“Company Counsel”), at the address of ______________________, in writing of such revocation within seven (7) days of his execution and delivery of this Agreement to the Company by delivery to Company Counsel and that this Agreement is not enforceable until the expiration of such seven (7) day period. Employee understands that upon the expiration of such seven (7) day period, this Agreement will be binding upon him and his heirs, administrators, representatives, executors, successors and assigns and will be irrevocable. Employee understands that by signing this Agreement, he is giving up rights that he may have under the ADEA and the OWBPA as of the Effective Date of this Agreement as defined below and that he does not have to sign this Agreement.

5. Confidentiality of Agreement. In consideration of the payment, promises, and other consideration described in this Agreement, and as a significant material inducement for the Company to enter into this Agreement:

(a) Employee hereby represents and warrants as of the date Employee executes this Agreement that Employee has not discussed or disclosed the terms or conditions of this Agreement with any person or entity, other than Employee’s attorneys.

(b) Employee warrants, covenants, and agrees that, from the Separation Date and after, Employee will keep confidential and will not disclose to any other persons or entities the terms or conditions of this Agreement, except as specifically provided herein. Employee will not provide any information as to the terms or conditions of this Agreement to anyone, including but not limited to Employee’s former co-workers at the Company or to anyone communicating with Employee’s former co-workers at the Company, except as set forth expressly herein.

(c) Employee may disclose the terms of this Agreement only to: (i) Employee’s attorneys and spouse; (ii) licensed, professional accountants to whom disclosure is reasonably necessary for the preparation of tax returns and/or the obtaining of tax advice; (iii) as ordered by a court of competent jurisdiction or as otherwise required by law; or (iv) within proceedings before a court of competent jurisdiction in an action brought in good faith to enforce the provisions of this Agreement; provided that Employee will exercise Employee’s commercially reasonable best efforts to cause persons to whom such permitted disclosure is made to keep confidential and not disclose the terms of this Agreement.

(d) Non-Disparagement and Non-Interference. For and in consideration of the payments, promises, and other consideration described in this Agreement, and as a significant material inducement for the Company and Employee to enter into this Agreement, Employee and Company each covenant and agree not to make any negative statements or to take any action which disparages or criticizes the other (and, with regard to the Company, its officers, management, employees, suppliers, products and services). Employee understands and agrees that this restriction prohibits Employee from making disparaging or defamatory remarks toward or complaints about the Company, its officers, board, board of advisors, management, employees, suppliers, or products in their capacities as such (1) to any member of the general public, including, but not limited to, any customer or vendor of the Company; or (2) to any current or former officer, manager or employee of any of the Company; or (3) to any member of the press or other media. If Employee receives a subpoena or other legal document concerning Employee’s employment with the Company, Employee agrees to notify ______________________, within ten (10) business days of receipt of the legal document requiring Employee to provide this information. Even if’ Employee is subject to a subpoena, Employee agrees to state that the terms of this Agreement are confidential and further agrees not to discuss the contents of this Agreement unless ordered to do so by a court of competent jurisdiction.

6. Return to Company. Employee warrants, represents, covenants, and agrees that as of the Effective Date, Employee has returned to the Company all Company documents, records, property, and information, in any form, including, but not limited to, Company tiles, electronic messages, notes, drawings, records, business plans and forecasts, financial information, specifications, business planning or strategy information, information about the Company’s employees, customer identity information, tangible property including, but not limited to, computers, intellectual property, credit cards, key fobs, mobile telephones, entry cards, identification badges and keys; and any materials of any kind which contain or embody trade secrets or other confidential information of the Company (and all embodiments, copies, or extracts thereof), which Employee has acquired or possessed during Employee’s employment. Employee also warrants, represents, covenants, and agrees that Employee has not made or retained and shall not make or retain any embodiment, copy, or extract thereof.

7. Waiver of Employment. For and in consideration of the payments, promises, and other consideration described in this Agreement, and as a further material inducement for the parties to enter into this Agreement, Employee warrants, covenants, and agrees that Employee will not knowingly apply for, seek, or accept employment or any contractual relationship with the Company at any time in the future. Employee acknowledges that this Agreement will constitute a complete and final reason for any subsequent denial of employment or any contractual relationship, and that this Agreement may be offered as a complete defense to any lawsuit, charge, claim, or cause of action for such denial.

8. Tax Consequences. Employee shall be responsible for any tax consequences of any payment made pursuant to this Agreement. Employee shall indemnify the Company and hold it harmless for any tax liability (including any penalties and/or attorneys’ fees) incurred as a result of any payment described herein. Employee acknowledges and agrees that the Company is not undertaking to advise Employee with respect to any tax consequences of this Agreement, and that Employee is solely responsible for determining those consequences and satisfying all applicable tax obligations resulting from any payment described herein.

9. No Assignment. Employee represents and warrants that Employee has not assigned to any other person, and that no other person is entitled to assert on Employee’s behalf, any claim against any of the Releasees based on matters released in this Agreement. Employee shall indemnify and hold the Company harmless from and against any liability, costs, or expenses (including any penalties and/or attorneys’ fees) incurred in the defense or as a result of any breach of the representation and warranty made by Employee in this Paragraph.

10. Waiver of Breach. The failure of the Company at any time to require performance of any provision of this Agreement shall in no way affect its right thereafter to enforce the same, nor shall the waiver by the Company of any breach of any provision of this Agreement be taken or held to be a waiver of any succeeding breach of any provision, or as a waiver of the provision itself.

11. Binding Agreement. This Agreement is a contract between Employee and the Company and not merely a recital. Should either party breach any term of this Agreement, the party in breach will be liable to the other party for reasonable attorney’s fees and costs incurred in attempting to enforce the terms of the Agreement.

12. Modification. No change or modification to this Agreement shall be valid or binding unless the same is in writing and signed by the parties hereto.

13. Severability. The terms, conditions, covenants, restrictions, and other provisions contained in this Agreement are separate, severable, and divisible. If any term, provision, covenant, restriction, or condition of this Agreement or part thereof, or the application thereof to any person, place, or circumstance, shall be held to be invalid, unenforceable, or void, the remainder of this Agreement and such term, provision, covenant, or condition shall remain in full force and effect to the greatest extent permissible by law, and any such invalid, unenforceable, or void term, provision, covenant, or condition shall be deemed, without further action on the part of the parties hereto, modified, amended, limited, or deleted to the extent necessary to render the same and the remainder of this Agreement valid, enforceable, and lawful.

14. Complete Agreement. This Agreement supersedes all previous or contemporaneous agreements, whether oral or written, between and among the parties hereto, if any, with respect to the subject matter referred to herein, except with regard to those provisions of the Employment Agreement that expressly survive termination of that Agreement or as otherwise set forth herein. Employee affirms that the only consideration for executing this Agreement is the payments, promises, and other consideration expressly contained or described herein and in the Employment Agreement, which is incorporated herein by reference. Employee further represents and acknowledges that, in executing this Agreement, Employee does not rely and has not relied upon any promise, inducement, representation, or statement by the Company or any of the Releasees or their respective agents, representatives, or attorneys about the subject matter, meaning, or effect of this Agreement that is not stated in this document or the Employment Agreement. For avoidance of doubt, all provisions in the Employment Agreement which by their terms survive the termination of employment shall survive as provided in the Employment Agreement.

15. Construction. The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against any of the parties. The paragraph headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

16. Governing Law and Arbitration. This Agreement shall be governed, construed, and interpreted under and in accordance with the laws of the State of Georgia, without regard to any conflict of laws principles that would direct the application of another jurisdiction’s laws. Any issue, controversy or claim arising out of or relating to this Agreement or its alleged breach that cannot be resolved by mutual agreement of the parties shall be resolved exclusively by final and binding arbitration pursuant to the employment rules of the American Arbitration Association (“AAA”) before a JAMS arbitrator. Should either party employ an attorney or incur costs to enforce any of the terms and conditions of this Agreement against the other party, the prevailing party at arbitration shall recover all such costs, including reasonable attorney’s fees and the costs of arbitration. The parties agree that they will keep confidential the substance and result of any arbitration between the parties.

17. Acknowledgments. Employee acknowledges and represents that the waiver and release of claims in this Agreement are knowing and voluntary and are given only in exchange for new consideration that is in addition to anything of value to which Employee already is entitled absent this Agreement. Employee acknowledges that the language of this Agreement is understandable to Employee and is understood by Employee, and that Employee has been given a reasonable period within which to consider the Agreement before executing it. Employee further acknowledges that Employee has been and is hereby advised to consult, and has in fact consulted or had a reasonable opportunity to consult, an attorney of Employee’s choosing before executing the Agreement, and that Employee has obtained all advice and counsel Employee needs to understand all terms and conditions of this Agreement.

18. Notices. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and be deemed to have been duly given if delivered (email and electronic delivery is acceptable) or three days after mailing if mailed, first class, certified mail, postage prepaid:

To the Company:	Rubicon Global Holdings, LLC
[address]
Attn: _______________, its _____________________
Executive Chairman

With a mandatory copy sent to:

[Name and address]

To the Employee:	Nathaniel R. Morris
[address]

Any party may change the address to which notices, requests, demands and other communications shall be delivered or mailed by giving notice thereof to the other party in the same manner provided herein.

19. Effective Date. This Agreement shall become effective and enforceable upon the earliest date (the “Effective Date”) on which Employee has executed this Agreement and delivered the fully executed Agreement to Company Counsel (electronic delivery via scan or PDF is expressly acceptable).

20. Execution. This Agreement may be executed in one or more counterparts as originals, all of which constitute one original.

[Signatures on the following page.]

THE UNDERSIGNED HAVE CAREFULLY READ THIS “RELEASE AGREEMENT”; THEY KNOW AND UNDERSTAND ITS CONTENTS; THEY FREELY AND VOLUNTARILY AGREE TO ABIDE BY ITS TERMS; AND THEY HAVE NOT BEEN COERCED INTO SIGNING THIS AGREEMENT.

Date	NATHANIEL R MORRIS

Rubicon Global Holdings, LLC

Date	By:
Its:

SUBJECT TO APPROVAL

HIGHLY CONFIDENTIAL

Amendment to Amended and Restated Employment Agreement

This Amendment (this “Amendment”) to the Amended and Restated Employment Agreement, dated as of February 9, 2021 (the “Existing Agreement”), by and between Rubicon Technologies, LLC (f/k/a Rubicon Global Holdings, LLC), a Delaware limited liability company (the “Company”), and Nathaniel R. Morris (the “Executive”) (the Company and the Executive collectively referred to herein as the “Parties”), shall be effective as of April 26, 2022. All capitalized terms used but not defined herein shall have the meanings ascribed to them in the Existing Agreement.

WHEREAS, the Company, Founder SPAC (the “SPAC”) and the other parties thereto, entered into the Agreement and Plan of Merger, dated as of December 15, 2021 (the “Merger Agreement”), pursuant to which the Company will become a wholly-owned subsidiary of a publicly-traded company to be known as Rubicon Technologies, Inc., the successor to the SPAC (“Rubicon”), following the transactions contemplated by the Merger Agreement (the “Transaction”); and

WHEREAS, in connection with the Transaction, the Parties desire to amend the Existing Agreement for the benefit of the Company, in order to promote the Executive’s retention and service following the closing date of the Transaction (the “Closing Date”), to incentivize the Executive to grow the Company and its market position and to better reflect the Executive’s value to the Company.

NOW THEREFORE, in consideration of the premises and the mutual benefits to be derived herefrom and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. The following is added to the end of Section 1 of the Existing Agreement:

“Notwithstanding the foregoing, (i) the Company authorizes and permits the Executive to continue to take higher-education courses in furtherance of the Executive’s continuing education, and that any reasonable time that the Executive takes in connection with such education (which will be generally consistent with the time spent on such educational activities prior to the Amendment) will be expressly permitted and (ii) the Executive may serve on up to two for profit boards; provided that, in each case, the Executive continues to devote substantially all of his business time and attention to the business and affairs of the Company and the performance of the Executive’s duties hereunder, to render such services to the best of his ability and to use his best efforts to promote the interests of the Company and such activities do not, individually or in the aggregate, interfere with his duties to the Company or any of its Affiliates or violate any Restrictive Covenants under Section 8.”

2. Section 3(a) of the Existing Agreement shall be revised by deleting “$614,692.52” in the first sentence and replacing it with “$810,000”. For purposes of clarity, such change shall be effective as of the Closing Date.

3. Section 3(b) of the Existing Agreement shall be revised by deleting the second sentence and replacing it with “Executive’s Annual Performance Bonus target shall be equal to one hundred percent (100%) of Executives’s Annual Base Salary, less required witholdings, based on achievement of performance standards”. For purposes of clarity, (i) such change shall be effective as of the Closing Date and, following the Closing Date, the revised annual bonus target shall be effective for the full 2022 fiscal year and (ii) performance criteria for periods following the Closing Date shall be established by the Compensation Committee of Rubicon.

4. The following sentence shall be added at the end of Section 3(c) of the Existing Agreement:

“Notwithstanding the foregoing, the Special Performance Bonus shall be satisfied as follows: (i) the Executive shall receive his allocated portion of the Cash Transaction Bonus Amount as set forth on the Transaction Consideration Schedule pursuant to Section 3.3(d) and Section 2.4(c)(ii) of the Merger Agreement (which amount is expected to be $25 million, but in any case shall be the amount set forth on the Transaction Consideration Schedule), and (ii) the Executive shall receive his allocated portion of the Management Rollover Consideration as set forth on the Transaction Consideration Schedule pursuant to Section 3.3(d) of the Merger Agreement (which is expected to be 3,561,469 shares of restricted Surviving Pubco Class A stock, but in any case shall be such number as set forth on the Transaction Consideration Schedule) granted as soon as permitted following the Closing Date and Rubicon filing an effective registration statement on Form S-8 for the 2022 Plan (as defined in Section 5(e)) and shall become fully vested and non-forfeitable on the six (6) month anniversary of the Closing Date, subject to the Executive’s continued employment with the Company (including for this purpose, Rubicon and its subsidiaries) or earlier upon a Qualifying Termination, Qualifying CIC Event or upon the Executive’s death or Disability.”

5. The following is added to the end of Section 3 of the Existing Agreement:

“(e) Founder Time-Based Restricted Stock Unit Award. As soon as practicable following the Closing Date and in no event later than sixty (60) days following the Closing Date (but with the effectiveness, vesting and settlement of such grant being subject to Rubicon filing an effective registration statement on Form S-8 for the 2022 Plan), Rubicon shall grant the Executive an award of time-based restricted stock units (“Time-Based RSUs”), pursuant to Rubicon’s shareholder approved 2022 Stock Incentive Plan to be established in connection with the Transaction (the “2022 Plan”) and an award agreement to be entered into by and between Rubicon and the Executive, with a number of underlying shares equal to three percent (3%) of the shares of Rubicon immediately following the Transaction. The Time-Based RSUs will vest ratably on each of the first three (3) anniversaries of the Closing Date, subject to the Executive’s continued employment with the Company on each such anniversary date. If, following the Closing Date and prior to the expiration of the 3-year vesting period, either (i) the Company terminates the Executive’s employment without Cause or if the Executive resigns for Good Reason (a “Qualifying Termination”), (ii) Rubicon experiences a Change in Control (as defined in the 2022 Plan), following which, if the transaction is in the form of a merger, the Executive ceases to be the Chief Executive Officer of the combined entity formed by the Change in Control transaction or, if the transaction is in the form of an acquisition, the Executive is not the Chief Executive Officer of the ultimate parent company (a “Qualifying CIC Event”), or (iii) the Executive incurs a termination of employment due to death or Disability, then all outstanding Time-Based RSUs will automatically vest (and will become non-forfeitable) as of such date. If the Executive incurs a Qualifying Termination, a Qualifying CIC Event or a termination of employment due to death or Disability following the Closing Date and prior to the grant of the Time-Based RSUs, Rubicon shall issue fully-vested shares to the Executive in an amount equal to the Time-Based RSUs as soon as practicable following any such event.”

“(f) Founder Exceptional Performance-Based Restricted Stock Unit Award. As soon as practicable following the Closing Date and in no event later than sixty (60) days following the Closing Date (but with the effectiveness, vesting and settlement of such grant being subject to Rubicon filing an effective registration statement on Form S-8 for the 2022 Plan), Rubicon shall grant the Executive an award of performance-based restricted stock units (“the “Performance-Based RSUs”), pursuant to 2022 Plan and an award agreement to be entered into by and between Rubicon and the Executive, with a number of underlying shares equal to one and one-half percent (1.5%) of the shares of Rubicon (immediately following the Transaction. The Performance-Based RSUs will vest based upon performance criteria to be determined by the Compensation Committee of Rubicon following the Closing Date and on or prior to the grant date. The Executive will remain eligible to vest in the Performance-Based RSUs provided he remains employed during the performance period or, following the Closing Date and prior to the expiration of the applicable performance period, in the event the Executive incurs a Qualifying Termination, a Qualifying CIC Event or a termination of employment due to death or Disability, subject in each case to achievement of the performance goals. If the Executive incurs a Qualifying Termination, a Qualifying CIC Event or a termination of employment due to death or Disability following the Closing Date and prior to the grant of the Performance-Based RSUs, Rubicon shall issue fully-vested shares to the Executive in an amount equal to the Performance-Based RSUs as soon as practicable following any such event.”

6. The definition of “Business” under Section 12(a)(iv) of the Existing Agreement shall be revised by deleting such definition in its entirety and replacing it with the following:

“(iv) “Business of the Company” means activities, products or services of the type conducted, offered or provided by the Company or its Affiliates (including Rubicon and any other successors to the Company) in the waste industry.”

Notwithstanding anything in this Amendment to the contrary, this Amendment will be null and void ab initio and of no further force or effect if the Merger Agreement is terminated and the Closing Date does not occur (but, for purposes of clarity and the avoidance of doubt, this Amendment will have force and effect from and after the date of this Amendment upon the occurrence of the Closing Date).

Except as set forth in this Amendment, all terms and conditions of the Existing Agreement shall remain unchanged and in full force and effect in accordance with their terms. All references to the “Agreement” in the Existing Agreement shall refer to the Existing Agreement as previously amended and as amended by this Amendment.

This Amendment may be executed in counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument. Delivery of an executed counterpart of a signature page of this Amendment by electronic transmission shall be effective as delivery of a manually executed counterpart of this Amendment.

[Signatures Page Follows]

IN WITNESS WHEREOF, each of the parties hereto has duly executed this Amendment as of the effective date first written above.

Rubicon TECHNOLOGIES, LLC

By	/s/ Michael Heller
	Name:	Michael Heller
	Title:	Chief Administrative Officer

EXECUTIVE

By	/s/ Nate Morris
	Name:	Nathaniel R. Morris
	Title:	Executive

August 10, 2022

Nathaniel R. Morris

c/o last address on file

Dear Nate:

Reference is made to the Amended and Restated Employment Agreement, dated as of February 9, 2021 (the “Original Agreement”), by and between Rubicon Technologies, LLC, a Delaware limited liability company (the “Company”), and Nathaniel R. Morris (“Executive”), and the Amendment to the Original Agreement, dated April 21, 2022 (the “Amended Agreement”). Capitalized used but not defined in this letter agreement (this “Letter Agreement”) shall have the meanings ascribed to them in the Original Agreement and Amendment Agreement, as applicable.

This Letter Agreement serves to memorialize our understanding regarding the payment of the Special Incentive Bonus referred to in the Original Agreement and the Amended Agreement. As a reflection of Executive’s belief in the future and growth potential of Rubicon Technologies, Inc., Executive has agreed to reduce the proportion of the Special Incentive Bonus payable to him in cash in exchange for a supplemental grant of shares of Company equity issuable to him (the “Supplemental Equity Grant”) (for clarity, such that the aggregate amount of the Special Incentive Bonus and the Supplemental Equity Grant payable to him remains at approximately $60 million), such that the last sentence of Section 3(c) of the Original Agreement shall be amended and restated with the foregoing:

“Notwithstanding the foregoing, the Special Performance Bonus shall be satisfied as follows: (i) the Executive shall receive his allocated portion of the Cash Transaction Bonus Amount pursuant to Section 3.3(d) and Section 2.4(c)(ii) of the Merger Agreement (which shall be reduced from $25 million to $20 million), (ii) the Executive shall receive his allocated portion of the Management Rollover Consideration as set forth on the Transaction Consideration Schedule pursuant to Section 3.3(d) of the Merger Agreement (which shall be 3,561,469 shares of restricted Surviving Pubco Class A stock) granted as soon as permitted following the Closing Date and Rubicon filing an effective registration statement on Form S-8 for the 2022 Plan (as defined in Section 5(e)) and such shares shall become fully vested and non-forfeitable on the six (6) month anniversary of the Closing Date, subject to the Executive’s continued employment with the Company (including for this purpose, Rubicon and its subsidiaries) or earlier upon a Qualifying Termination, Qualifying CIC Event or upon the Executive’s death or Disability and (iii) the Executive shall receive an additional award of shares of restricted Surviving Pubco Class A stock granted as soon as permitted following the Closing Date and Rubicon filing an effective registration statement on Form S-8 for the 2022 Plan with a value equal to $5 million (based on the Fair Market Value (as determined under the 2022 Plan) of the shares on the grant date) and such shares shall become fully vested and non-forfeitable on the six (6) month anniversary of the Closing Date, subject to the Executive’s continued employment with the Company (including for this purpose, Rubicon and its subsidiaries) or earlier upon a Qualifying Termination, Qualifying CIC Event or upon the Executive’s death or Disability.”

Notwithstanding anything in this Amendment to the contrary, this Letter Agreement will be null and void ab initio and of no further force or effect if the Merger Agreement is terminated and the Closing Date does not occur (but, for purposes of clarity and the avoidance of doubt, this Amendment will have force and effect from and after the date of this Letter Agreement upon the occurrence of the Closing Date).

Except as set forth in this Amendment, all terms and conditions of the Original Agreement and the Amended Agreement shall remain unchanged and in full force and effect in accordance with their terms. All references to the “Agreement” in the Original Agreement shall refer to the Original Agreement as previously amended and as amended by this Letter Agreement.

This Letter Agreement may be executed in counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument. Delivery of an executed counterpart of a signature page of this Letter Agreement by electronic transmission shall be effective as delivery of a manually executed counterpart of this Letter Agreement.

[Signatures Page Follows]

IN WITNESS WHEREOF, each of the parties hereto has duly executed this Letter Agreement as of the effective date first written above.

Rubicon TECHNOLOGIES, LLC,

By	/s/ Michael Heller
	Name:	Michael Heller
	Title:	Chief Administrative Officer

EXECUTIVE

By	/s/ Nathaniel R. Morris
	Name:	Nathaniel R. Morris
	Title:	Executive

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